Exhibit 99.1

ANADIGICS Promotes Dave Cresci to President and John van Saders to Executive Vice President and Chief Operations Officer

WARREN, N.J., June 12, 2013 – ANADIGICS, Inc. (Nasdaq: ANAD), a world leader in radio frequency (RF) solutions, today announced executive management changes that will enhance execution of a coordinated growth strategy across the Company’s three business groups and further enable increased manufacturing scale across its process technologies, including inter-layer dielectric (ILD).

Dave Cresci, who previously served as vice president of the WiFi Products business unit, has been appointed president, and a corporate officer.  This newly created role encompasses responsibility for all of ANADIGICS’ business groups, including design and product marketing, as well as its worldwide sales organization.  Cresci brings a strong sales, marketing and engineering background, and has served in a variety of leadership positions at ANADIGICS since 2003.

“In 2012, we organized ANADIGICS into three business groups to drive product innovation and improve customer traction, positioning the Company for growth into 2014”, said Ron Michels, chairman and chief executive officer of ANADIGICS.  “As we scale our manufacturing capabilities to meet the growing demand for our new RF solutions, we believe that it is critical to coordinate our strategy across all businesses and customer touch points.  Dave will assume this new leadership role to help align our businesses to the overall corporate strategy, ensure that we scale efficiently, and position ANADIGICS for continued profitable growth into the future.”

John van Saders has been appointed executive vice president and chief operations officer.  Van Saders is a business and engineering leader with over 30 years of RF semiconductor experience.

“John will lead the Company’s efforts to align our process technologies and systems with the product roadmaps of our business groups, and continue to improve the way we introduce and manage innovation across our manufacturing operations and supply chain,” added Michels.  “These appointments, both well deserved, will allow me to focus on the Company’s overall strategy, forging business alliances, and further strengthening our business development activities.”

For more information on ANADIGICS products and multimedia content, please refer to the following resources:

•	ANADIGICS LinkedIn: http://www.linkedin.com/company/anadigics

•	ANADIGICS Facebook: http://www.facebook.com/anadigics

•	ANADIGICS Twitter: http://www.twitter.com/anadigics

•	ANADIGICS Photos: http://www.flickr.com/anadigics_inc

•	ANADIGICS Video: http://www.youtube.com/anadigics

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About ANADIGICS, Inc.

ANADIGICS, Inc. (NASDAQ: ANAD) designs and manufactures innovative radio frequency solutions for the growing cellular, WiFi, and infrastructure markets. Headquartered in Warren, NJ, ANADIGICS offers RF products with exceptional performance and integration to deliver a unique competitive advantage to OEMs and ODMs for mobile device, base station, CATV infrastructure, CATV subscriber, and industrial applications. The Company’s award-winning solutions include power amplifiers, front-end ICs, front-end modules, line amplifiers, active splitters, tuners, and other RF components. For more information, visit www.anadigics.com.